EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOMETRUST BANCSHARES TO EXPAND BRANCH BANKING OPERATIONS IN VIRGINIA

Acquisition contributes to pre-stock conversion stated goal of growing via acquisition.  During the 23 months post-stock conversion this represents our 4th transaction; resulting in growth in Assets, Deposits and Checking Deposits of $1.2 billion, $1.0 billion and $388 million, respectively.

ASHEVILLE, NC – June 10, 2014 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today the signing of an agreement under which HomeTrust Bank will purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation.    Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina.  The acquisition will add approximately $504 million of deposits at a deposit premium of 2.86 percent.  In addition to the branches, the Bank will acquire a small amount of loans as part of the transaction. The Bank expects the purchase to close in the fourth quarter of this year, following approval by regulators and satisfaction of customary closing conditions.

"We are excited about this opportunity to enhance our branch network and expand the HomeTrust franchise in Virginia,” said Dana Stonestreet, Chairman, President and CEO.  “Expansion in Virginia supports our growth strategy to capitalize on opportunities that leverage our capital, create scale and increase operating efficiencies over a wider market footprint.  We look forward to servicing these new Virginia customers and continuing to provide financial solutions to meet their banking needs. We will take the necessary steps to ensure a smooth transition of service for customers and these communities.”

Since HomeTrust converted to stock in July 2012, the Company has announced four acquisitions. In addition, the Bank recently announced the June 30th planned opening of a Loan Production Office in downtown Roanoke. As a result of these acquisitions, including our recent acquisition of Jefferson Bancshares, Inc., the pending acquisition of Bank of  Commerce, located in Charlotte, North Carolina and this acquisition, the Bank will have grown its franchise from 20 to 43 banking offices, expanded its geographic footprint into South Carolina, Tennessee and Virginia and increased assets from $1.6 billion to $2.8 billion, and its deposits from $1.2 billion to $2.2 billion  (including a 168% increase in checking deposits to over $600 million.)

For more information on HomeTrust products and services, customers can call 1-800-627-1632 or visit www.hometrustbanking.com.

HomeTrust Bank was advised in the transaction by Sandler O'Neill Partners, L.P. as financial advisor and Silver, Freedman, Taff & Tiernan LLP as legal counsel.

About HomeTrust

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust currently has assets of $2.1 billion.  The Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 34 offices in North Carolina (including the Asheville metropolitan area and the “Piedmont” region), South Carolina (Greenville), and East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown). The Bank is the 8th largest community bank headquartered in North Carolina.

On March 4, 2014, HomeTrust announced it entered into a merger agreement to acquire Bank of Commerce headquartered in Charlotte, North Carolina. That transaction is anticipated to close in the third calendar quarter of 2014. Bank of Commerce has one office in midtown Charlotte. As of March 31, 2014, Bank of Commerce had total assets of $126.4 million.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisitions of Bank of Commerce and Jefferson Bancshares, Inc. (“acquisitions”) might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the Bank of Commerce merger might not be obtained; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward–looking statements that we make in this release or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939